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                                   EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                            YEAR ENDED
                                                              --------------------------------------
                                                               JUNE 30,       JULY 2,       JULY 3,
                                                                 2000           1999          1998
                                                              ----------      --------      --------
                                                               (MILLIONS OF DOLLARS, EXCEPT RATIOS)
EARNINGS:
Net Income................................................      $25.0          $ 49.9        $ 66.4
Plus: Income Taxes........................................       13.5            28.1          37.3
     Fixed Charges........................................       32.4            17.2          19.9
     Amortization of Capitalized Interest.................         --             0.1           0.1
Less: Interest Capitalized During the Period..............         --            (0.1)         (1.0)
Undistributed earnings in equity investments..............       12.0            (3.2)         (0.1)
                                                                =====          ======        ======
                                                                $82.9          $ 92.0        $122.6
                                                                =====          ======        ======
FIXED CHARGES:
Interest Expense..........................................      $25.2          $  9.8        $ 12.5
Plus: Capitalized Interest................................         --             0.1           1.0
  Portion of Rents Deemed Representative of the Interest
     Factor...............................................        7.2             7.3           6.4
                                                                -----          ------        ------
                                                                $32.4          $ 17.2        $ 19.9
                                                                =====          ======        ======
RATIO OF EARNINGS TO FIXED CHARGES........................       2.56            5.35          6.16
                                                                =====          ======        ======
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